Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the quarter ended June 30, 2007

Continued growth driven by Loestrin 24 and Taclonex; Company raises full year 2007 financial guidance

HAMILTON, Bermuda, August 10, 2007—- Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended June 30, 2007. Total revenue in the quarter ended June 30, 2007 rose to $227.0 million, an increase of 21.4%, over the prior year quarter. The primary driver of the increase in revenue was the net sales of two products introduced in March 2006, LOESTRIN 24 FE and TACLONEX, which together contributed $48.8 million of revenue growth for the quarter ended June 30, 2007 compared to the prior year quarter. The Company reported net income of $7.9 million ($0.03 per diluted share) in the quarter compared with a net loss of $36.7 million in the prior year quarter.

Cash net income in the quarter ended June 30, 2007 was $64.7 million. The Company’s results for the quarter ended June 30, 2007 included a $10.0 million expense for the previously disclosed settlement of two antitrust lawsuits brought by certain direct purchaser plaintiffs. The claims held by the settling plaintiffs represented a majority of the damages sought by all the direct purchaser plaintiffs in the OVCON 35 litigation, including those sought in the one pending class action lawsuit brought by the remaining direct purchaser plaintiffs. Excluding the after-tax impact of this settlement reserve, adjusted cash net income for the quarter ended June 30, 2007 was $74.5 million.

References in this release to “cash net income” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with U.S. GAAP to cash net income and to adjusted cash net income for all periods are presented in the table at the end of this press release.

Revenue

Revenue in the quarter ended June 30, 2007 was $227.0 million, an increase of $40.0 million or 21.4% over the same quarter in the prior year. The primary drivers of the increase in revenue were the net sales of two products introduced in March 2006, LOESTRIN 24 FE and TACLONEX.

Sales of our oral contraceptive products increased $6.4 million or 11.3% in the quarter ended June 30, 2007, compared with the prior year quarter. We began commercial sales of

LOESTRIN 24 FE in March 2006. Beginning in April 2006, LOESTRIN 24 FE became our top promotional priority amongst our oral contraceptive brands. LOESTRIN 24 FE generated revenue of $34.7 million in the quarter ended June 30, 2007, compared to $6.2 million in the prior year quarter. LOESTRIN 24 FE filled prescriptions increased 23.3% in the quarter ended June 30, 2007 compared with the quarter ended March 31, 2007. We introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts to launch the product until April 2007. FEMCON FE is now the top promotional priority for our newly expanded Chilcott sales force and generated revenues of $6.4 million in the quarter ended June 30, 2007. FEMCON FE filled prescriptions increased 36.2% in the quarter ended June 30, 2007 compared with the quarter ended March 31, 2007. Net sales of ESTROSTEP decreased $7.6 million, or 27.3%, in the quarter ended June 30, 2007 compared to the prior year quarter. The decrease in ESTROSTEP net sales was primarily due to decreased demand for the product as measured by a 33.4% decline in filled prescriptions for the quarter ended June 30, 2007 compared with the same quarter in 2006. A portion of the reduced demand was offset by higher selling prices in the current quarter. ESTROSTEP filled prescriptions declined due to the shift of our promotional efforts to LOESTRIN 24 FE and FEMCON FE. OVCON net sales declined $20.9 million, or 90.1%, for the quarter ended June 30, 2007 compared with the prior year quarter. The decline in OVCON revenue was primarily due to the introduction of generic versions of OVCON 35 beginning in late October 2006, which led to an 85.1% decline in filled prescriptions for OVCON 35 for the quarter ended June 30, 2007 compared to the prior year quarter.

Sales of our dermatology products increased $16.8 million, or 21.0%, in the quarter ended June 30, 2007 compared to the prior year quarter, primarily due to the increase in TACLONEX sales of $20.3 million. TACLONEX, which was launched in April of 2006, achieved sequential growth in filled prescriptions of 7.5% in the current quarter compared to the quarter ended March 31, 2007. Sales of DOVONEX decreased $6.4 million or 16.1% in the quarter ended June 30, 2007 compared with the prior year quarter due to a decline in filled prescriptions of 17.2% and a contraction of pipeline inventories of DOVONEX products in the quarter ended June 30, 2007 relative to the prior year quarter. The decline in filled prescriptions and contraction of DOVONEX pipeline inventories were partially offset by higher selling prices in the quarter compared with the prior year quarter. In April 2006 we began to promote TACLONEX as the first line topical therapy for mild to moderate psoriasis. The decline in filled prescriptions for DOVONEX in the quarter ended June 30, 2007 compared with the prior year quarter was largely due to our efforts to grow TACLONEX. Net sales of DORYX increased $2.9 million, or 11.4% in the quarter ended June 30, 2007 compared with the prior year quarter. DORYX prescriptions, which had been growing during the period from July 1, 2005 through June 30, 2006, softened in the second half of 2006 due to decreased promotional emphasis following the April 2006 launch of TACLONEX. In January 2007, we took steps to increase our Dermatology sales force’s promotional efforts with DORYX. While filled prescriptions for DORYX declined 10.3% during the quarter ended June 30, 2007 compared to the same quarter last year, DORYX net sales increased as higher selling prices more than offset the decline in filled prescriptions.

Sales of our hormone therapy products increased $8.2 million, or 22.7%, in the quarter ended June 30, 2007 compared with the prior year quarter. The launch of the low-dose version of FEMHRT in 2006 slowed the decline of filled prescriptions in our hormone therapy portfolio. FEMHRT filled prescriptions were down 5.0% in the quarter ended June 30, 2007, compared with the prior year quarter, the impact of which was offset by higher selling prices. Filled prescriptions for ESTRACE CREAM were down 1.7% in the quarter ended June 30, 2007 compared with the prior year quarter, which was more than offset by higher selling prices. Sales of SARAFEM, our product used to treat symptoms of pre-menstrual dysphoric disorder (PMDD), declined $0.2 million or 1.6% in the quarter ended June 30, 2007, compared with the prior year quarter. The decrease was due to a 22.1% decline in filled prescriptions in the quarter ended June 30, 2007 compared to the prior year quarter, offset in part by higher selling prices.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $9.1 million, or 24.4%, in the quarter ended June 30, 2007 compared with the prior year quarter primarily due to the 19.7% increase in product net sales. Our gross profit margin on product net sales decreased to 79.3% in the current year quarter from 80.1% in the prior year quarter mainly due to a change in the mix of products sold. Our cost of sales for DOVONEX and TACLONEX (which include royalties based on our net sales, as defined in the relevant supply agreements), expressed as a percentage of product net sales, are significantly higher than the costs for our other products. In the quarter ended June 30, 2007 DOVONEX and TACLONEX together accounted for 30.6% of our products sold compared with 29.2% in the year ago quarter. Higher revenues from lower-margin contract manufacturing activities also contributed to the decrease in gross profit margin with contract manufacturing sales accounting for 4.4% of our product net sales compared with 1.9% in the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2007 were $70.2 million, an increase of $9.2 million, or 15.1%, from $61.0 million in the prior year quarter. Advertising and promotion for the quarter ended June 30, 2007 decreased $5.6 million, or 20.0%, compared with the prior year quarter primarily due to expenses incurred in the quarter ended June 30, 2006 for the promotional launches of TACLONEX and LOESTRIN 24. Selling and distribution expenses for the quarter ended June 30, 2007 increased $3.6 million, or 19.3%, over the prior year quarter primarily due to the expansion of our field sales forces by approximately 75 territories during the first quarter of 2007 to support the initiation of promotional activities for FEMCON FE. General, administrative and other expenses in the quarter ended June 30, 2007 increased $11.2 million over the prior year quarter, with $10.0 million of the increase related to a reserve for the settlement of two antitrust lawsuits brought by certain direct purchaser plaintiffs in the OVCON 35 litigation and the balance due to a general increase in expenses such as payroll and insurance associated with the growth of the business. As a result of the recent settlement activity relating to the OVCON 35 litigation, there remains one pending direct purchaser class action lawsuit alleging antitrust claims.

Research and Development (“R&D”) Activities

Our investment in R&D totaled $11.2 million in the quarter ended June 30, 2007 compared with $5.1 million in the prior year quarter, an increase of $6.1 million or 120.9%. The increase in R&D activities is mainly due to costs being incurred for a clinical study for our new low-dose oral contraceptive. We completed the enrollment of the clinical study in July 2007 and began to enroll patients in a clinical study for another new oral contraceptive during the second quarter. Our product development activities are mainly focused on improvements to our existing products, new and enhanced dosage forms and new products delivering compounds which have been previously shown to be safe and effective. We expect to pay a $10.0 million milestone payment to our development partner LEO Pharma in the second half of 2007 upon FDA acceptance of LEO Pharma’s NDA submission for TACLONEX gel for the scalp. In July we made a $4.0 million payment to Paratek Pharmaceuticals, Inc. to acquire certain rights to novel tetracyclines for the treatment of acne and rosacea. The $4.0 million payment will be included in R&D expense in the third quarter.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2007 was $31.1 million, a decrease of $14.9 million, or 32.4%, from $46.0 million in the prior year quarter. Included in the quarter ended June 30, 2007 was $2.6 million relating to the write-off of deferred loan costs associated with the optional prepayment of $130.0 million of our senior secured credit facility debt on June 29, 2007. The decrease in interest expense is primarily the result of reductions in outstanding debt of $866.9 million from June 30, 2006 to June 30, 2007, offset partially by higher interest rates in the current quarter compared with the same prior year quarter.

Income taxes

Our effective tax rate for the quarter ended June 30, 2007 was 25.6%, which approximates the Company’s current estimate of the corporate effective tax rate for the full year 2007. The effective income tax rate for interim periods and the full year can be volatile due to changes in income mix forecasted among the various tax jurisdictions in which we operate.

Net Income and Cash Net Income

Reported net income for the quarter ended June 30, 2007 was $7.9 million and cash net income for the current quarter was $64.7 million. In arriving at cash net income, we add back the after-tax impact of the book amortization of intangible assets and the amortization or write off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2007, the marginal tax rates associated with the amortization of intangible assets was 8.6% and the rate for amortization and write off of deferred financing costs was 7.0%.

The Company’s results for the quarter ended June 30, 2007 included a $10.0 million expense relating to the settlement of two antitrust lawsuits brought by certain direct purchaser plaintiffs. The claims held by the settling plaintiffs represented a majority of the damages sought by all the direct purchaser plaintiffs related to the OVCON 35 litigation. Excluding the after-tax impact of this expense, adjusted cash net income for the quarter was $74.5 million or $0.30 per share based on 250.4 million diluted Class A shares outstanding.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2007, our cash and cash equivalents totaled $57.9 million and total debt outstanding was $1,355.0 million with no borrowings outstanding under our revolving credit facility. We generated $133.6 million of cash from operating activities in the quarter ended June 30, 2007 compared with $40.6 million in the prior year quarter. Net income for the quarter ended June 30, 2007 increased by $44.6 million from a $36.7 million net loss in the prior year quarter. During the quarter ended June 30, 2007 our total inventories decreased $17.2 million due primarily to the timing of shipments received from certain suppliers and our accrued expenses increased $10.0 million for the reserve related to the OVCON 35 litigation. Capital expenditures in the quarter ended June 30, 2007 totaled $4.2 million and were primarily for the continued investment in the Company’s Fajardo, Puerto Rico manufacturing facility.

2007 Financial Guidance Update

Based on the second quarter results and the current outlook for the remainder of 2007, the Company is increasing its full year 2007 financial guidance.

The Company anticipates revenue to be in the range of $870 to $890 million based on the current outlook for net sales of key products within the various product portfolios.

Total SG&A expenses are expected to be in the range of $250 to $259 million. The increase primarily relates to higher anticipated promotional expenses in the second half of 2007 and the additional G&A expense related to the $10.0 million reserve recorded in the second quarter related to the OVCON 35 litigation. Expected total SG&A expenses do not include any amounts that may be payable in connection with any potential future settlements of our outstanding litigation.

Internal research and development costs are expected to be in the range of $40 to $43 million dollars, reflecting an increase from our previous guidance due to higher than originally anticipated costs associated with ongoing clinical studies. Total R&D expense for the year will also include the $10.0 million milestone payment to LEO Pharma upon FDA acceptance of the NDA submission for TACLONEX scalp gel which we anticipate will occur in the second half of 2007 and the $4.0 million upfront payment to Paratek which will be recognized in the third quarter of 2007. Based on these amounts, total 2007 R&D expense is expected to be in the range of $54 to $57 million.

Based on the revised guidance, GAAP net income is expected to be in the range of $16 to $21 million. Adjusted cash net income, which adds back the after tax impact of book amortization of intangible assets, the amortization and write off of deferred financing costs and the expenses associated with the OVCON 35 litigation settlements, is expected to be in the range of $250 to $255 million. Using 250.6 million Class A common shares, the Company expects adjusted cash net income per share to be in the range of $1.00 to $1.02 for the full year 2007.

For a detailed view of the Company’s updated 2007 financial guidance as compared to the guidance provided in May 2007, please refer to the summary at the end of the press release.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Friday, August 10, 2007 beginning at 8:00 AM EST. The number to call within the United States and Canada is (800) 289-0544. Participants outside the United States and Canada should call (913) 981-5533. The conference ID number is 2196490. A replay of the conference call will be available from two hours after the call through midnight EST on September 7, 2007 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada.

The Company

Warner Chilcott is a leading specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription products in the women’s healthcare and dermatology therapeutic categories in the United States. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2006; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income (Loss)

Cash Net Income and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of cash net income and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of cash net income and adjusted cash net income provide useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarter and six months ended June 30, 2007 and 2006. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s 8.75% Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations Rockaway, NJ, USA 973-442-3281 rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended			Six Months Ended
	June-30-07		June-30-06	June-30-07		June-30-06
REVENUE:
Product net sales	$223,796		$186,970	$439,955		$353,431
Other revenue	3,177		—	5,439		—

Total revenue	226,973		186,970	445,394		353,431
COSTS & EXPENSES:
Cost of sales (excludes amortization)	46,296		37,211	96,893		69,018
Selling, general and administrative	70,150		61,021	148,048		99,307
Research and development	11,238		5,086	18,670		14,657
Amortization of intangible assets	57,554		63,148	115,107		121,974
Interest income	(1,702)		(381)	(3,033)		(785)
Interest expense	32,821		46,403	65,096		91,899
Accretion on preferred stock of subsidiary	—		9,005	—		17,706

INCOME / (LOSS) BEFORE TAXES	10,616		(34,523)	4,613		(60,345)
Provision for income taxes	2,719		2,183	1,218		3,617

NET INCOME / (LOSS)	7,897		(36,706)	3,395		(63,962)
Preferential distribution to Class L shareholders	—		22,384	—		44,221

Net income / (loss) attributable to Class A shareholders	$7,897		$(59,090)	$3,395		$(108,183)

Earnings (Loss) per share:
Class A - Basic	$0.03		$(0.66)	$0.01		$(1.21)

Class A - Diluted	$0.03		$(0.66)	$0.01		$(1.21)

Class L - Basic	(a	)	$2.10	(a	)	$4.14

Class L - Diluted	(a	)	$2.10	(a	)	$4.14

RECONCILIATION TO CASH NET INCOME AND ADJUSTED CASH NET INCOME :
Net income / (loss)	$7,897		$(36,706)	$3,395		$(63,962)
+ Amortization of intangible assets, net of tax	52,607		58,004	105,214		111,772
+ Amortization of deferred loan costs, net of tax	4,159		2,292	7,063		4,585

Cash net income	$64,663		$23,590	$115,672		$52,395

Non-recurring, one-time charges included above:
+ Accretion on preferred stock of subsidiary, net of tax	—		9,005	—		17,706
+ Expenses related to litigation settlements, net of tax	9,800		—	17,150		—

ADJUSTED CASH NET INCOME	$74,463		$32,595	$132,822		$70,101

(a)	= All outstanding Class L common stock of the Company was converted into Class A common stock of the Company upon the Company’s initial public offering on September 20, 2006.

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of June 30, 2007	As of December 31, 2006
ASSETS
Current assets:
Cash & cash equivalents	$57,939	$84,464
Accounts receivable, net	70,159	74,287
Inventories	51,705	66,376
Prepaid expenses & other current assets	69,189	70,678

Total current assets	248,992	295,805

Other assets:
Property, plant and equipment, net	51,728	46,035
Intangible assets, net	1,433,052	1,533,757
Goodwill	1,244,194	1,241,452
Other non-current assets	38,310	45,496

TOTAL ASSETS	$3,016,276	$3,162,545

LIABILITIES
Current liabilities:
Accounts payable	$23,216	$23,094
Accrued expenses & other current liabilities	166,650	136,101
Current portion of long-term debt	9,852	11,790

Total current liabilities	199,718	170,985

Other liabilities:
Long-term debt, excluding current portion	1,345,155	1,538,960
Other non-current liabilities	135,719	124,368

Total liabilities	1,680,592	1,834,313

SHAREHOLDERS’ EQUITY	1,335,684	1,328,232

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,016,276	$3,162,545

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-07	June-30-06	June-30-07	June-30-06
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$7,897	$(36,706)	$3,395	$(63,962)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	2,356	1,378	4,710	2,973
Amortization of intangible assets	57,554	63,148	115,107	121,974
Amortization of debt finance costs	4,474	2,757	7,667	5,514
Stock compensation expense	1,686	263	3,371	1,025
Accretion of preferred stock in subsidiary	0	9,005	0	17,706
Changes in assets and liabilities:
Decrease / (increase) in accounts receivable, prepaid and other assets	13,754	(3,087)	3,963	(11,842)
Decrease / (increase) in inventories	17,224	9,798	14,671	(16,164)
Increase in accounts payable, accrued & other liabilities	16,318	3,016	26,023	6,457
Increase / (decrease) in income taxes and other, net	12,369	(8,974)	12,776	(1,309)

Net cash provided by operating activities	$133,632	$40,598	$191,683	$62,372

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(7,200)	(7,200)	(14,400)	(252,936)
Capital expenditures	(4,185)	(5,227)	(7,994)	(8,383)

Net cash (used in) investing activities	$(11,385)	$(12,427)	$(22,394)	$(261,319)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank term credit facility	0	0	0	240,000
(Repayments) under bank term credit facility	(132,795)	(4,100)	(195,743)	(7,600)
Borrowings under revolving credit facilities	0	0	0	20,000
(Repayment) of revolving credit facilities	0	0	0	(20,000)
Other	(15)	(489)	(71)	(564)

Net cash (used in) / provided by financing activities	(132,810)	(4,589)	(195,814)	231,836

Net (decrease) / increase in cash and cash equivalents	$(10,563)	$23,582	$(26,525)	$32,889

Cash and cash equivalents, beginning of period	68,502	20,809	84,464	11,502

Cash and cash equivalents, end of period	$57,939	$44,391	$57,939	$44,391

WARNER CHILCOTT LIMITED

Reconciliation of Net Income / (Loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-07	June-30-06	June-30-07	June-30-06
RECONCILIATION TO ADJUSTED EBITDA:
Net income / (loss) - GAAP	$7,897	$(36,706)	$3,395	$(63,962)
+ Interest expense, net	31,119	46,022	62,063	91,114
+ Provision for income taxes	2,719	2,183	1,218	3,617
+ Stepped up basis of inventory in cost of sales	—	—	—	1,464
+ Non-operating, sponsors’ management fees in SG&A	—	1,250	—	2,500
+ Non-cash share-based compensation expense	1,686	263	3,371	1,025
+ Depreciation	2,356	1,378	4,710	2,973
+ Amortization of intangible assets	57,554	63,148	115,107	121,974
+ LEO R&D expense	—	—	—	3,000
+ Accretion on preferred stock in subsidiary	—	9,005	—	17,706
+ Litigation settlements	10,000	—	17,500	—

Adjusted EBITDA of WCL, as defined	$113,331	$86,543	$207,364	$181,411

+ Expenses of WCL and other	1,220	155	2,451	155

Adjusted EBITDA of Warner Chilcott Holdings Company III, Ltd., as defined	$114,551	$86,698	$209,815	$181,566

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-07	June-30-06	June-30-07	June-30-06
Oral Contraception (“OC”)
LOESTRIN 24 FE	$34.7	$6.2	$69.1	$7.6
FEMCON FE	6.4	—	11.5	—
ESTROSTEP FE	20.1	27.7	42.1	53.4
OVCON 35/50	2.3	23.2	6.9	47.2

Total OC	63.5	57.1	129.6	108.2
Hormone therapy (“HT”)
ESTRACE Cream	19.0	16.1	34.7	32.7
FEMHRT	17.3	13.4	30.5	26.6
FEMRING	3.8	3.0	7.3	5.0
ESTRACE Tablets	2.5	2.1	5.1	3.7
FEMTRACE	0.9	0.7	2.2	1.1

Total HT	43.5	35.3	79.8	69.1
Dermatology
DOVONEX	33.5	39.9	75.4	73.7
TACLONEX	35.0	14.7	64.2	18.0
DORYX	28.3	25.4	55.0	50.7

Total Dermatology	96.8	80.0	194.6	142.4
PMDD
SARAFEM	9.1	9.3	18.4	19.9
Other product sales
Other	1.1	1.7	2.1	4.4
Contract manufacturing	9.8	3.6	15.5	9.4

Total product net sales	223.8	187.0	440.0	353.4
Other revenue
Other non-product revenue	3.2	—	5.4	—

Total revenue	$227.0	$187.0	$445.4	$353.4

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	June-30-07	June-30-06
Advertising & promotion	$22.4	$28.0
Selling & distribution	22.3	18.7
General, administrative & other	25.5	14.3

Total SG&A	$70.2	$61.0

	Six Months Ended
	June-30-07	June-30-06
Advertising & promotion	$53.7	$37.6
Selling & distribution	44.0	35.2
General, administrative & other	50.3	26.5

Total SG&A	$148.0	$99.3

Warner Chilcott Limited

2007 Full Year Financial Guidance

(U.S. dollars in millions, except per share)

	Previous Guidance May 2007	Revised Guidance August 2007
Total Revenue	$850 to $870	$870 to $890
Gross margin as a % of revenue	79% to 80%	79% to 80%
SG&A Expenses:
Selling	$87 to $90	$87 to $90
A&P	$80 to $83	$82 to $85
G&A	$78 to $81	$81 to $84

Total SG&A Expense	$243 to $254	$250 to $259
Total R&D	$40 to $45	$54 to $57 [1]
Total income tax provision	8% to 9% of EBTA	6% to 7% of EBTA[2]
GAAP Net Income	$12.0 to $17.0	$16 to $21
Cash Net Income (“CNI”), adjusted	$235 to $240	$250 to $255 [3]
CNI per share, adjusted	$0.94 to $0.96	$1.00 to $1.02 [4]

[1]

Total R&D consists of internal R&D anticipated to be in the range of $40 to $43 million, $10 million milestone payment to LEO Pharma in the 2nd half of 2007 and $4 million payment to Paratek in July 2007.

[2]	A proxy for the total 2007 tax provision is estimated to be in the range of 6% to 7% of earnings before taxes and book amortization.

[3]

A reconciliation of GAAP net income to adjusted cash net income adds back the expected after tax impact of amortization of intangibles ($204.8M) and the expected after tax impact of deferred financing fees ($12.2M). In addition, adjusted cash net income adds back the expenses associated with the settlements of certain legal actions related to the OVCON 35 litigation ($17.2M) recorded during the six months ended June 30, 2007.

[4]	Cash net income per share is based on 250.6 million fully diluted Class A shares.